Exhibit (a)(1)(I)

Sent:	________ A.M. / P.M., __________________, 2012
From:	__________________________________________
To:	__________________________________________
Subject:	Option Exchange Program – New Option Grant Confirmation

Thank you for participating in Dyax's option exchange program. The eligible options that you elected to exchange have been accepted for exchange and cancelled, and your new options have been granted, as indicated in the table below.

The number of common shares subject to each of your new options is indicated in the table. The exercise price of your new options is $____ per share. Each new option is subject to the terms and conditions of the Company's Amended and Restated 1995 Equity Incentive Plan (the "Plan") and the applicable Option Agreement.

Eligible Options					New Options
	Grant	Exercise	Shares Subject to	Exchange	Shares Subject to	Exercise	Expiration
Grant ID	Date	Price	Eligible Options	Ratio	New Option	Price	Date

If you have any questions about the option exchange program, please email us at optionexchange@dyax.com.

Regards,